EXHIBIT 3



SECURITIES AND EXCHANGE COMMISSION
(Release No. 35-       )
Filings Under the Public Utility Holding Company Act of 1935
("Act") _______________, 1996

              Notice is hereby given that the following  filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) thereto is/are available for public inspection through the Commission's Office of Public Reference.
              Interested  persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by ___________, 1996 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the manner. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.


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Public Service Company of Oklahoma (70-____)
              Public   Service   Company  of  Oklahoma   ("PSO"),   an  Oklahoma
corporation and a wholly-owned electric utility subsidiary of Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), located at 212 East 6th Street, Tulsa, Oklahoma 74119, has filed an application pursuant to Sections 9, 10, and 11 of the Act and Rule 23 thereunder.
              PSO  is  seeking   authority  to  make  an  equity  investment  in
SCIENTECH, Inc., an Idaho corporation ("SCIENTECH"). SCIENTECH is a privately owned company that provides services (and some ancillary and minor products) to the nuclear utility industry (the "utility business"), and under contracts relating to the nuclear industry with the Department of Energy, the Department of Defense and the Nuclear Regulatory Commission (the "government agency business"). SCIENTECH's services are aimed at electric utilities which are restructuring and outsourcing in an increasingly competitive environment. In particular, SCIENTECH provides services (including engineering and other services), systems (including security systems), and instruments, which describe, regulate, monitor and enhance the safety and reliability of plant operations and their environmental impacts.
              For the  Commission,  by the  Division of  Investment  Management,
pursuant to delegated authority.


                                Jonathan G. Katz
                                   Secretary